Exhibit 99.2

Federated Terminates Bridge Financing Facility; Company
Resumes Share Repurchase Program

CINCINNATI--(BUSINESS WIRE)--June 19, 2006--Federated Department Stores, Inc. (NYSE:FD) (NYSE Arca:FD) today said it has sent notice to terminate its bridge financing facility used for the acquisition of The May Department Stores Company in August 2005. There currently are no borrowings outstanding under this facility.

The facility, in the initial amount of $5 billion with a syndicate of four banks, was stated to mature on Aug. 29, 2006, one year from the date of acquisition. Subsequent to completion of initial sales of assets and credit receivables, the facility had been reduced to a current size of $1.291 billion.

The company said it has resumed its share repurchase program, consistent with its stated intention to do so once it was comfortable that the bridge facility would be terminated. At the end of the first quarter of 2006, Federated had outstanding authorization to repurchase up to $670 million of its shares in the open market.

"Our decision to terminate the bridge facility early and resume our share repurchase program demonstrates our confidence in the progress of our merger integration. Our prospects for upcoming asset sales in 2006 are on schedule and we continue to expect strong cash flow from operations in the future," said Terry J. Lundgren, Federated's chairman, president and chief executive officer.

Federated's working capital facility of $2 billion, which expires in 2010, remains in place and available for use.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam, and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store. The company also operates macys.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, the risk the company will not be able to divest the assets that its intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, the risk that the company is not able to realize cost synergies expected from the merger with May Company or is not able to integrate the May Company as anticipated, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc.
Media - Jim Sluzewski, 513-579-7764
or
Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.